SUB-ITEM 77H

The following shareholders held greater than 25% of the outstanding shares of a series of the Trust as of August 31, 2015 but held below that threshold as of February 28, 2015:

Fund	Shareholder
GMO ASSET ALLOCATION BOND FUND FUND	GMO GLOBAL ASSET ALLOCATION FUND
GMO ASSET ALLOCATION BOND FUND FUND	Asset Allocation Trust
GMO EMERGING COUNTRIES FUND	National Financial Services LLC for the Shareholder Services
GMO FOREIGN FUND	Baylor College of Medicine
GMO INTERNATIONAL BOND FUND	THE CHILD FAMILY TRUST

The following shareholders ceased to hold greater than 25% of the outstanding shares of a series of the Trust during the period February 28, 2015 through August 31, 2015:

Fund	Shareholder

GMO ASSET ALLOCATION BOND FUND	GMO BENCHMARK-FREE FUND
GMO CORE PLUS BOND FUND FUND	Northern Trust Company as Trustee fbo Mayo Foundation A/C 26-07634
GMO GLOBAL BOND FUND	Mac & Co A/C PCFF5501132 FBO
GMO INTERNATIONAL BOND FUND	UNIVERSITY OF SOUTHERN CALIFORNIA
GMO INTERNATIONAL SMALL COMPANIES FUND	MILWAUKEE COUNTY EMPLOYEES RETIREMENT MASTER TRUST
GMO RISK PREMIUM FUND	GMO GLOBAL ASSET ALLOCATION FUND